EXHIBIT 99.1

[MISSION RESOURCES LOGO]

Mission Resources Corporation

1331 Lamar, Suite 1455

Houston, Texas 77010-3039

NEWS RELEASE

Contact:	Ann Kaesermann

Vice President – Accounting & Investor Relations, CAO

investors@mrcorp.com

(713) 495-3100

Mission Resources Announces Early Success in its 2003 Drilling Program

HOUSTON, June 30, 2003 (BUSINESS WIRE) — Mission Resources Corporation (Nasdaq: MSSN) announced today the early success of its 2003 drilling program. Of the first six wells, the Company has had three discoveries, two natural gas and one oil. The company also drilled one successful natural gas development well. The seventh of the 13 well drilling program is scheduled to spud this week. The details are as follows:

Onshore Gulf Coast Region

An exploratory/development well with multiple objectives located in South Louisiana has reached a depth of 12,800 feet. Electric logs indicate 53 gross feet and 42 net feet of apparent gas pay in the exploratory Marg howei sand. Porosities range from 18% to 33% and average 22%. While drilling the sand, strong gas shows required increased mud weights to continue drilling. Pending results of logging the deeper Camerina sands, this well may allow for a dual completion. Mission Resources holds a 77% working interest in the Marg howei sand and a 68% working interest in the Camerina 2 Sand Unit.

Mission also recently participated in the Fontenot #1 well, located in Reddell Field, Evangeline Parish, Louisiana. This development well was drilled to a total depth of 13,225 feet and encountered 190 feet of net pay within the Upper, Middle, and Lower Wilcox formations. Casing has been set and production is expected to commence in early July, 2003. The Fontenot #1 well was preceded by three successful recompletions at Reddell in early 2003 that yielded gross production in excess of 5,500 MCF/D and 1,400 BO/D (net—605 MCF/D, 154 BO/D). Additional recompletions and drill wells are expected in this field. Mission holds a 15% working interest in this field.

In West Lake Verret Field, St. Martin Parish, Louisiana, Mission owns 100% working interest in the #145 Jeanerette Lumber & Shingle. This exploratory well was drilled to 6500 feet and logged seven feet of oil pay in the H4 Sand. A completion rig is currently on location and production is expected to begin in early July.

One South Louisiana exploratory well in which Mission Resources held a 25% working interest was plugged and abandoned as a dry hole after being drilled to a depth of 15,380 feet.

A planned 16,000 foot test of the Lower Wilcox Sands in Goliad County, Texas is currently rigging up and scheduled to spud this week. Mission holds a 20% working interest in this prospect.

Offshore Region

Mission participated in a exploratory well in the Eugene Island area which was drilled to 5,671 feet and found 70 feet of net pay in several zones. The primary objective, the 3500 foot Stray Sand, flow tested gas and will be developed with directional wells having anticipated initial rates of 7,000-12,000 MCF/d per well. Plans call for setting a platform and drilling several development wells to develop the 3500 foot Stray Sand and the other reservoirs. Production from the field is expected to commence in the first quarter of 2004. Mission holds a 7% working interest in this field.

One offshore well in which Mission has a 1.2% interest is being plugged and abandoned.

“We are very pleased with the early results of our 2003 drilling program,” said Robert L. Cavnar, Mission’s chairman, president and chief executive officer. “ We are continuing the implementation of this program through rigorous evaluation and disciplined execution.”

The Company will continue to provide further updates on the 2003 Drilling Program as information becomes available.

About Mission Resources

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops, and produces natural gas and crude oil in the Permian Basin of West Texas, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

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